EXHIBIT 10.11

AMENDMENT TO BELDEN INC. LONG-TERM INCENTIVE PLAN

     The Belden Inc. Long-Term Incentive Plan is amended by changing all references to the common stock of Belden Inc. to references to the common stock of Belden CDT Inc..